                                                                    EXHIBIT 99.1

[SELECTICA LOGO]

                        SELECTICA ANNOUNCES THIRD QUARTER
                          FISCAL 2005 FINANCIAL RESULTS

SAN JOSE, CALIF. - JANUARY 20, 2005 - Selectica, Inc. (Nasdaq: SLTC), a leading provider of solutions for automating the sales Opportunity-to-Order process, today announced financial results for the third fiscal quarter ended December 31, 2004.

Revenue was $8.9 million in the third quarter of fiscal year 2005, compared with $10.0 million for the same period in the previous year. Net loss for the quarter was $1.5 million, or ($0.05) per share, compared with a net loss of $453,000, or ($0.01) per share, in the third quarter of fiscal year 2004. Included in the third quarter 2004 results was the recognition of approximately $1.1 million in other income related to the sale of the Company's health insurance assets to Accenture.

Revenue exceeded expectations in the third quarter of fiscal 2005 due primarily to a follow-on license and services deal signed with an existing customer in the telecom industry. As the Company continued to sell only its historical platform products in the third quarter, bookings were relatively consistent with the past few quarters, which is not at the level required to reach profitability.

"During the third quarter, we made more progress in transitioning to our new business model focused on our next generation of products," said Vince Ostrosky, CEO of Selectica. "We finalized our sales and marketing plans for the launch of the new Enterprise Productivity Suite(TM) recently, focusing first on our powerful vertical application for the manufacturing industry. We believe prospects will see the value in the significantly greater out-of-box functionality at a more attractive price point.

"Another major event in the quarter was the announcement of our proposed merger with I-many to create a truly unique value proposition which will include the leading contract management and compliance offerings. We are working diligently with I-many's management team and Board to finalize this merger and begin capitalizing on the exciting opportunities that will be created by our combination," said Mr. Ostrosky.

Early this month, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act, effectively removing any antitrust hurdle to the transaction. The transaction is conditioned upon the approval of I-many's stockholders. Based upon discussions with I-many, Selectica currently anticipates that I-many's stockholder's meeting to consider the transaction will be held toward the end of this quarter.

Mr. Ostrosky added, "We are excited about delivering real value to our customers with our new product line-up and, upon closing, I-many's contract management offerings. We

                                    - more -
believe the Company has an unique opportunity in front of it and we will remain focused on increasing our customer service and satisfaction."

The Company noted that it received a non-binding, conditional proposal from Trilogy, Inc. to acquire all the outstanding shares of Selectica for $4.00 per share in cash. Selectica's board, consistent with its fiduciary duties, will meet to review and discuss Trilogy's unsolicited proposal in due course. This new development does not change Selectica's commitment to the I-many transaction.

FINANCIAL HIGHLIGHTS

Licenses represented 26% of revenue, and services represented 74% of revenue in the third quarter of fiscal 2005. Overall gross margin was 63% in the third quarter, compared with 56% in the previous year period. The increase in gross margin is primarily attributable to higher services margins on one significant implementation.

Total operating expenses were $7.9 million compared with $7.5 million in the third quarter of fiscal 2004. Higher general and administrative expenses in the third quarter of fiscal 2005 continued to reflect higher audit and Sarbanes-Oxley compliance costs, as well as higher quarterly legal expenses for patent litigation.

Selectica's financial position remains strong with approximately $104.1 million in cash, cash equivalents and investments, and no long-term debt as of December 31, 2004.

The Company repurchased 105,200 shares of its common stock during the third quarter for a total cost of approximately $423,000.

OUTLOOK

Selectica currently expects fourth quarter fiscal 2005 revenue to range from $7.0 million to $7.5 million. Net loss per share for the fourth quarter is expected to range from $0.09 to $0.11. Included in the range is an approximate one-time $1.0 million restructuring charge related to severance in the fourth quarter.

Commenting on the outlook for Selectica, Mr. Ostrosky said, "We have made significant changes in the Company over the past three months designed to improve our financial performance. As part of the transition to our new business model, we have implemented a restructuring plan that has eliminated positions no longer required.

"The launch of Enterprise Productivity Suite for Manufacturing (EPSM) this month marks a major milestone for the Company. We expect it to be well received in the marketplace and we also anticipate a shorter sales cycle. We have seen some early signs of demand for EPSM in the current pipeline, however, we do not expect it to generate a material amount of bookings in the fourth quarter. As we move into fiscal 2006, we expect the new product offering to begin driving our bookings higher and to continue moving the Company closer to profitability. We'll make more progress once our merger

                                    - more -
with I-many is completed, as we expect the acquisition to be accretive from an earnings per share perspective and profitable during the first year of combined operations," said Mr. Ostrosky.

CONFERENCE CALL AND WEBCAST

Selectica will hold a conference call to discuss third quarter results today at 2:00 p.m. Pacific time. The conference call will be webcast live via the Internet, and can be accessed on the investor relation's section of the Company's web site (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

ABOUT SELECTICA, INC.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica's products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.

FORWARD LOOKING STATEMENTS

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's and its customers' expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica's existing and new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, market and customer acceptance of new products of Selectica, the success of the ongoing restructuring of Selectica's operations, once completed, the integration of I-many's business with Selectica's business, potential customer and employee disruption due to the pending merger with I-many and the unsolicited proposal from Trilogy, Inc. and other factors and risks discussed in Selectica's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Selectica:                  At Financial Relations Board:
Robert Dougherty               Tony Rossi
Investor Relations             Investor Relations
408-570-9700                   310-854-8317

                                 FINANCIAL TABLES FOLLOW

                                 SELECTICA, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          QUARTER ENDED          NINE MONTHS
                                       -------------------   -------------------
                                       12/31/04   12/31/03   12/31/04   12/31/03
                                       --------   --------   --------   --------
                                           (UNAUDITED)           (UNAUDITED)
Revenues:
  License                              $  2,301   $  4,796   $  6,633   $ 13,825
  Services                                6,613      5,189     17,217     17,863
                                       --------   --------   --------   --------
   Total revenues                         8,914      9,985     23,850     31,688
Cost of revenues:
  License                                   218        289        631        880
  Services                                3,087      4,109      9,306     13,395
                                       --------   --------   --------   --------
   Total cost of revenues                 3,305      4,398      9,937     14,275
                                       --------   --------   --------   --------
Gross profit                              5,609      5,587     13,913     17,413
  Research and development                3,049      3,149      9,505      9,945
  Sales and marketing                     2,939      3,044      9,094     11,202
  General and administrative              1,931      1,327      6,027      4,079
                                       --------   --------   --------   --------
Total operating expenses                  7,919      7,520     24,626     25,226
                                       --------   --------   --------   --------
Loss from operations                     (2,310)    (1,933)   (10,713)    (7,813)
                                       --------   --------   --------   --------
 Other income                                95      1,092         95      1,092
 Interest income                            703        388      1,441      1,221
                                       --------   --------   --------   --------
Net loss                               $ (1,512)  $   (453)  $ (9,177)  $ (5,500)
                                       ========   ========   ========   ========

Basic and diluted, net loss per share  $  (0.05)  $  (0.01)  $  (0.28)  $  (0.18)
                                       ========   ========   ========   ========

Weighted-average shares used in
computing, loss per share                32,450     31,235     32,600     30,930
                                       ========   ========   ========   ========

                                 SELECTICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    12/31/04   3/31/2004*
                                                    ---------  ----------
                                                    UNAUDITED
ASSETS

Cash, cash equivalents, and investments             $ 104,100  $  118,774
Accounts receivable                                     2,596         697
Prepaid expenses and other current assets               2,434       2,597
Property and equipment, net                             3,294       3,620
Other assets                                              548         728
                                                    ---------  ----------
    Total assets                                    $ 112,972  $  126,416
                                                    =========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                    $   1,220  $      644
Accrued payroll and related liabilities                 1,840       1,726
Other accrued liabilities                               3,243       4,251
Deferred revenues                                       3,733       7,756
                                                    ---------  ----------
    Total liabilities                                  10,036      14,377
    Total stockholders' equity                        102,936     112,039
                                                    ---------  ----------
        Total liabilities and stockholders' equity  $ 112,972  $  126,416
                                                    =========  ==========

* Amounts derived from audited financial statements at the date indicated